Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2014 RESULTS

Vancouver, Canada – December 11, 2014 – lululemon athletica inc. [NASDAQ:LULU] today announced financial results for the third quarter ended November 2, 2014.
For the third quarter ended November 2, 2014:

•	Net revenue for the quarter increased 10% to $419.4 million from $379.9 million in the third quarter of fiscal 2013.

•
Total comparable sales, which includes comparable store sales and direct to consumer, increased by 3% for the third quarter on a constant dollar basis. Comparable store sales for the third quarter decreased by 3% on a constant dollar basis and direct to consumer revenue increased 27% on a constant dollar basis.

•
Direct to consumer revenue increased to $77.2 million, or 18.4% of total Company revenues, in the third quarter of fiscal 2014, an increase from 16.3% of total Company revenues in the third quarter of fiscal 2013.

•	Gross profit for the quarter increased 3% to $211.1 million, and as a percentage of net revenue gross profit decreased to 50.3% for the quarter from 53.9% in the third quarter of fiscal 2013.

•	Income from operations for the quarter decreased 12% to $81.2 million, and as a percentage of net revenue was 19.4% compared to 24.3% of net revenue in the third quarter of fiscal 2013.

•	The effective tax rate for the third quarter of fiscal 2014 was 27.1% compared to 29.5% a year ago.

•
Diluted earnings per share for the quarter were $0.42 on net income of $60.5 million, compared to diluted earnings per share of $0.45 on net income of $66.1 million in the third quarter of fiscal 2013.

•	During the third quarter of fiscal 2014, the Company repurchased 1.8 million shares of the Company's common stock at an average cost of $40.49 per share.
For the thirty-nine weeks ended November 2, 2014:

•	Net revenue for the first three quarters of fiscal 2014 increased 12% to $1,194.7 million from $1,070.2 million in the same period of fiscal 2013.

•
Total comparable sales increased 1% for the first three quarters on a constant dollar basis. Comparable store sales for the first three quarters decreased by 4% on a constant dollar basis and direct to consumer revenue increased 27% on a constant dollar basis.

•
Direct to consumer revenue increased 25% to $206.7 million, or 17.3% of total company revenues, in the first three quarters of fiscal 2014, an increase from 15.5% of total company revenues in the first three quarters of fiscal 2013.

•
Gross profit for the first three quarters of fiscal 2014 increased 8% to $604.1 million, and as a percentage of net revenue gross profit was 50.6% for the first three quarters as compared to 52.4% in the same period of fiscal 2013.

•
Income from operations for the first three quarters of fiscal 2014 decreased 8% to $218.8 million, and as a percentage of net revenue was 18.4% as compared to 22.2% of net revenue in the same period of fiscal 2013.

•
Tax expense for the first three quarters was $96.0 million, which included a non-recurring adjustment of $31.3 million related to the repatriation of foreign earnings that will be used to fund the share buyback program. The normalized tax rate before the $31.3 million non-recurring tax adjustment would have been 28.9%, compared to 29.7% a year ago. The tax rate for the first three quarters of fiscal 2014, including the non-recurring tax adjustment, was 42.8%.

•
Excluding the non-recurring tax adjustment, diluted earnings per share were $1.10 in the first three quarters of fiscal 2014. Including the non-recurring tax adjustment, diluted earnings per share for the first three quarters of fiscal 2014 were $0.88, which included a $0.22 per share impact from the non-recurring tax adjustment.

•	During the first three quarters of fiscal 2014, the Company repurchased 3.3 million shares of the Company's common stock at an average cost of $39.94 per share.
The Company ended the third quarter of fiscal 2014 with $633.6 million in cash and cash equivalents compared to $600.7 million at the end of the third quarter of fiscal 2013. Inventory at the end of the third quarter of fiscal 2014 totaled $229.9 million compared to $209.1 million at the end of the third quarter of fiscal 2013. The Company ended the quarter with 289 stores.

Laurent Potdevin, lululemon’s CEO, stated: "I am pleased that our third quarter results demonstrated sequential improvements as the quarter progressed, with all key facets of our business - brand, guest experience, and product - contributing to our momentum." Mr. Potdevin continued: "I am confident that our strong team, coupled with strategic investments into our core business areas, have already made a positive impact and place us on a strong trajectory for further global growth."
Updated Outlook
For the fourth quarter of fiscal 2014, we expect net revenue to be in the range of $570 million to $585 million based on a total comparable sales increase in the low single digits on a constant dollar basis.  The sales outlook relative to previous guidance is expected to be impacted by approximately $15 million due to the combined impact of West Coast port delays, a lower Canadian dollar, and delayed store openings. Diluted earnings per share are expected to be in the range of $0.65 to $0.69 for the quarter. This guidance assumes 142.6 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2014, we now expect net revenue to be in the range of $1.765 billion to $1.780 billion based on a total comparable sales increase in the low single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.53 to $1.57 for the full year, or $1.74 to $1.78 normalized for the non-recurring tax adjustment incurred in the first quarter of fiscal 2014 related to the repatriation of foreign earnings that will be used to fund the share buyback program. This guidance assumes 144.3 million diluted weighted-average shares outstanding and a 37.9% tax rate, which includes the above tax adjustment, or 29.4% before the tax adjustment. The guidance does not reflect potential future repurchases of the Company's shares.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 11, 2014, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Total comparable sales in constant dollars, comparable store sales in constant dollars, changes in direct to consumer revenue in constant dollars, diluted earnings per share excluding the non-recurring tax adjustment, and the tax rate excluding the non-recurring tax adjustment are not United States generally accepted accounting principle (“GAAP”) performance measures.
We provide constant dollar total comparable sales, comparable store sales, and changes in direct to consumer revenue because we use these measures to understand the underlying growth rate of revenue excluding the impact of changes in foreign exchange rates, which are not under management’s control. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose normalized diluted earnings per share and the normalized tax rate because of their comparability to our historical information as well as our diluted earnings per share guidance, which we believe are useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliation of Non-GAAP Financial Measures” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.

Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our exposure to various types of litigation; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; any unforeseen disruption of our information systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our highly competitive market and increasing competition; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; our ability to protect our intellectual property rights; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China or other countries; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Thirteen Weeks Ended November 2, 2014	Thirteen Weeks Ended November 3, 2013	Thirty-Nine Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 3, 2013
Net revenue	$419,396	$379,900	$1,194,722	$1,070,195
Costs of goods sold	208,308	175,294	590,583	508,909
Gross profit	211,088	204,606	604,139	561,286
As a percent of net revenue	50.3%	53.9%	50.6%	52.4%
Selling, general and administrative expenses	129,932	112,270	385,294	324,075
As a percent of net revenue	30.9%	29.6%	32.2%	30.2%
Income from operations	81,156	92,336	218,845	237,211
As a percent of net revenue	19.4%	24.3%	18.4%	22.2%
Other income (expense), net	1,814	1,453	5,347	4,249
Income before provision for income taxes	82,970	93,789	224,192	241,460
Provision for income taxes	22,519	27,678	96,012	71,605
Net income	$60,451	$66,111	$128,180	$169,855
Basic earnings per share	$0.42	$0.46	$0.89	$1.17
Diluted earnings per share	$0.42	$0.45	$0.88	$1.16
Basic weighted-average shares outstanding	143,180	145,120	144,581	144,806
Diluted weighted-average shares outstanding	143,441	146,014	144,949	145,967

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	November 2, 2014	February 2, 2014
ASSETS
Current assets
Cash and cash equivalents	$633,582	$698,649
Inventories	229,861	188,790
Other current assets	81,214	58,100
Total current assets	944,657	945,539
Property and equipment, net	301,841	255,603
Goodwill and intangible assets, net	27,458	28,201
Deferred income taxes and other non-current assets	10,531	23,045
Total assets	$1,284,487	$1,252,388
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,545	$12,647
Accrued inventory purchases	42,484	15,415
Other current liabilities	92,605	87,383
Income taxes payable	3,116	769
Total current liabilities	147,750	116,214
Deferred income tax liability	11,376	3,977
Other non-current liabilities	40,100	35,515
Stockholders’ equity	1,085,261	1,096,682
Total liabilities and stockholders’ equity	$1,284,487	$1,252,388

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Thirty-Nine Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 3, 2013
Cash flows from operating activities
Net income	$128,180	$169,855
Items not affecting cash	67,512	60,830
Other, including net changes in other non-cash balances	(28,851)	(135,879)
Net cash provided by operating activities	166,841	94,806
Net cash used in investing activities	(89,373)	(71,945)
Net cash (used in) provided by financing activities	(131,781)	8,654
Effect of exchange rate changes on cash	(10,754)	(20,949)
(Decrease) increase in cash and cash equivalents	(65,067)	10,566
Cash and cash equivalents, beginning of period	$698,649	$590,179
Cash and cash equivalents, end of period	$633,582	$600,745

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures

Constant dollar total comparable sales (unaudited)

	Thirteen Weeks Ended November 2, 2014	Thirteen Weeks Ended November 3, 2013	Thirty-Nine Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 3, 2013
Total comparable sales (GAAP)[1]	1%	8%	(1)%	10%
Adjustments due to foreign exchange rate changes	2%	2%	2%	2%
Total comparable sales in constant dollars[1]	3%	10%	1%	12%

[1]Total comparable sales includes comparable store sales and direct to consumer sales. Comparable store sales reflects net revenue at corporate-owned stores that have been open for at least 12 months.

Constant dollar comparable store sales (unaudited)

	Thirteen Weeks Ended November 2, 2014	Thirteen Weeks Ended November 3, 2013	Thirty-Nine Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 3, 2013
Comparable store sales (GAAP)[1]	(5)%	2%	(6)%	5%
Adjustments due to foreign exchange rate changes	2%	3%	2%	2%
Comparable store sales in constant dollars[1]	(3)%	5%	(4)%	7%

[1]Comparable store sales reflects net revenue at corporate-owned stores that have been open for at least 12 months.

Constant dollar changes in direct to consumer revenue (unaudited)

	Thirteen Weeks Ended November 2, 2014	Thirteen Weeks Ended November 3, 2013	Thirty-Nine Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 3, 2013
Change in direct to consumer revenue (GAAP)	25%	37%	25%	39%
Adjustments due to foreign exchange rate changes	2%	3%	2%	1%
Change in direct to consumer revenue in constant dollars	27%	40%	27%	40%

Diluted earnings per share, excluding the non-recurring tax adjustment (unaudited)

	Thirty-Nine Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 3, 2013
Diluted earnings per share (GAAP)	$0.88	$1.16
Non-recurring tax adjustment	0.22	—
Diluted earnings per share, excluding the non-recurring tax adjustment	$1.10	$1.16

Diluted tax rate, excluding the non-recurring tax adjustment (unaudited)

	Thirty-Nine Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 3, 2013
Tax rate (GAAP)	42.8%	29.7%
Non-recurring tax adjustment	(13.9)%	—%
Tax rate, excluding the non-recurring tax adjustment	28.9%	29.7%

lululemon athletica inc.
Store Count and Square Footage1
Thirty-Nine Weeks Ended November 2, 2014
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter[2]	Number of Stores Open at the End of the Quarter
1st Quarter	254	9	—	263
2nd Quarter	263	8	1	270
3rd Quarter	270	19	—	289

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	740	24	—	764
2nd Quarter	764	26	3	787
3rd Quarter	787	61	—	848

[1]Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica or ivivva athletica.
[2]Number of stores opened/closed during the quarter that are branded lululemon athletica or ivivva athletica.
[3]Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.